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                          December 30, 2022

       JoAnn Covington
       Chief Legal Officer
       Proterra Inc
       1815 Rollins Road
       Burlingame, CA 94010

                                                        Re: Proterra Inc
                                                            Registration
Statement on Form S-3
                                                            Filed December 23,
2022
                                                            File No. 333-268987

       Dear JoAnn Covington:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Alex
King at 202-551-8631 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing